EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders

Highbury Financial Inc.

We hereby consent to the use in the Prospectus constituting part of Post Effective Amendment No. 1 to the Registration Statement on Form S-1 of our report dated January 31, 2006, except for Note 2, as to which the date is December 18, 2006, on the financial statements of Highbury Financial Inc. as of January 31, 2006 and December 31, 2005 and for the periods from July 13, 2005 (inception) to January 31, 2006, January 1, 2006 to January 31, 2006 and July 13, 2005 (inception) to December 31, 2005 which appears in such Prospectus. We also consent to the reference to our Firm under the caption “Experts” in such Prospectus.

/s/ Goldstein Golub Kessler LLP

GOLDSTEIN GOLUB KESSLER LLP

New York, New York

December 22, 2006